Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of PaxMedica, Inc.  on Form S-8 of our report dated June 10, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of PaxMedica, Inc. as of December 31, 2021 and 2020 and for the years then ended, which report appears in the Registration Statement, as amended on Form S-1 (File No. 333-239676), filed with the Securities and Exchange Commission.

/s/ Marcum llp

Marcum llp

New York NY

August 31, 2022